EXHIBIT 1.1

AMENDMENT NO. 1 TO AT-THE-MARKET EQUITY OFFERING SALES AGREEMENT

April 9, 2021

STIFEL, NICOLAUS & COMPANY, INCORPORATED

One South Street, 15th Floor

Baltimore, Maryland 21202

Ladies and Gentlemen:

Lightbridge Corporation (the “Company”) and Stifel, Nicolaus & Company, Incorporated (the “Agent”) are parties to that certain At-the-Market Equity Offering Sales Agreement dated May 28, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. Reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3 (File No. 333-254702), originally filed with the Securities and Exchange Commission on March 25, 2021 and declared effective by the Securities and Exchange Commission on April 5, 2021.

2. Section 6(k) of the Original Agreement is hereby deleted and replaced with:

“S-3 Eligibility. At the time the Registration Statement was or will be declared effective, and at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, the Company met or will meet the then applicable requirements for the use of Form S-3 under the Securities Act, including, but not limited to, General Instruction I.B.6 of Form S-3, if applicable.As of the close of trading on the Exchange on February 11, 2021, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was approximately $64.8 million (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on February 11, 2021 times (y) the number of Non-Affiliate Shares). The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in General Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.”

3. All references to “May 28, 2019” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “April 9, 2021 (as amended by Amendment No. 1 to At-the-Market Equity Offering Sales Agreement, dated April 9, 2021)”.

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4. In addition to the requirements under Section 9 of the Original Agreement, the Company agrees to pay the reasonable fees and disbursements of counsel to the Agent in an amount not to exceed $50,000 in connection with this Amendment No. 1 to At-the-Market Offering Sales Agreement.

5. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

6. Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

7. Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8. Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

9. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

LIGHTBRIDGE CORPORATION

By:	/s/ Larry Goldman
Name:	Larry Goldman
Title:	Chief Financial Officer

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ B. Wes Loyd
Name:	B. Wes Loyd
Title:	Director - IB

[Signature page to Amendment No. 1 to At-the-Market Equity Offering Sales Agreement]

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